UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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                             MULTIMEDIA GAMES, INC.
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                (Name of Registrant as Specified in Its Charter)

                          LIBERATION INVESTMENTS, L.P.
                          LIBERATION INVESTMENTS, LTD.
                        LIBERATION INVESTMENT GROUP, LLC
                               EMANUEL R. PEARLMAN
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     As previously disclosed, on August 29, 2006, Liberation Investments, L.P., a Delaware limited partnership ("LILP"), Liberation Investments, Ltd., a private offshore investment corporation ("LILtd"), Liberation Investment Group, LLC, a Delaware limited liability company and general partner of LILP and discretionary investment adviser to LILtd ("LIGLLC"), and Emanuel R. Pearlman, as Chief Executive Officer and majority member of LIGLLC (collectively, "Liberation Investments") filed with the Securities and Exchange Commission (the "SEC") a preliminary solicitation statement in connection with the solicitation of requests to call a special meeting of the Company's shareholders (the "Special Meeting"). Thereafter, the Company and Liberation Investments held preliminary discussions about the possibility of discontinuing the solicitation and mutually agreeing on the appointment of certain individuals to the Board of Directors of the Company (the "Board"). However, the parties did not reach any agreement or understanding with respect to such matters. Therefore, Liberation Investments filed on October 5, 2006, with the SEC a definitive solicitation statement (the "Solicitation Statement") and solicited certain shareholders of the Company to call the Special Meeting. Liberation Investments believes that, on approximately October 19, 2006, they received sufficient requests to call the Special Meeting, assuming that no revocations of such requests were delivered to the Company. While Liberation Investments was in the process of determining the number and validity of the submitted requests, discussions between Liberation Investments and the Company continued.

     On October 24, 2006, the Company, LILP, LILtd, LIGLLC, Emanuel R. Pearlman and Neil E. Jenkins entered into an agreement (the "Agreement") in connection with the matters raised by Liberation Investments in the Solicitation Statement. The Agreement provides for the expansion of the Board from five to six directors, the resignation of Thomas W. Sarnoff from the Board and the addition of Messrs. Pearlman and Jenkins to the Board. Pursuant to the Agreement, Liberation Investments will not call the Special Meeting and will discontinue all actions seeking to call the Special Meeting and obtain the approval of certain proposals related thereto. Messrs. Pearlman and Jenkins will, if they choose, be included on the Board's slate of nominees for the 2007 annual meeting of shareholders, to be held by April 30, 2007 or as soon thereafter as legally practicable. The Agreement also provides for the Company's Nominating and Corporate Governance Committee to engage an executive search firm to identify an additional qualified independent director. In connection with the Agreement, the Board has adopted a standing resolution that requires a unanimous Board decision to increase the number of directors or fill any vacancy (other than to appoint a successor to Mr. Pearlman or Mr. Jenkins suggested by Liberation Investments under the circumstances specified in the Agreement) so long as certain restrictions governing the actions of Liberation Investments remain in effect. These restrictions will apply until October 31, 2007. However, the restrictions will terminate on the date of the holding of the vote on the election of directors at the 2007 annual meeting of shareholders or, if earlier, April 30, 2007, if both of Messrs. Pearlman and Jenkins (or any successor suggested by Liberation Investments who replaces either of them under the circumstances specified in the Agreement) decline to be included in the 2007 slate of nominees or resign from the Board for any reason prior to the holding of that vote. In addition, the restrictions will terminate if Mr. Pearlman or Mr. Jenkins ceases to be a member of the Board or declines to be included in the 2007 slate for reasons specified in the Agreement and an independent qualified independent replacement suggested in good faith by Liberation Investments to the Company's Nominating and Governance Committee has not been appointed to the Board and/or added to the 2007 slate within 35 days of the suggestion being made. Under the Agreement, the Board has also formed a Strategic Review Committee to oversee the Board's ongoing review of prospective opportunities to enhance shareholder value, which was initiated earlier this year partly in response to a suggestion from Liberation Investments. The Strategic Review Committee will be comprised of the chairman of the Board and Mr. Pearlman. The Strategic Review Committee will oversee the strategic review process on behalf of the Board and will interact with Bear Stearns & Co., Inc. (the Company's exclusive financial advisor for that review), the Company's chief executive officer and the Company's chief financial officer for the purpose of advancing the review. Following the announcement of the Agreement, Liberation Investments will inform shareholders of the Company who Liberation Investments believes have submitted requests to call the Special Meeting of the terms of the Agreement and the fact that the Special Meeting will not be held.

     The foregoing description of the Agreement is a summary of material provisions of the Agreement. The Agreement has been included as Exhibit 4 to a
Schedule 13D filed on behalf of Liberation Investments

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with the SEC on October 25, 2006 relating to shares of common stock, $0.01 par value per share, of the Company (the "Schedule 13D"), and is incorporated by reference herein. The rights and obligations of the parties to the Agreement are governed by the terms of the Agreement and not by this summary.

     On October 25, 2006, Liberation Investments and the Company issued a press release in connection with the Agreement. The press release has been included as
Exhibit 5 to the Schedule 13D, and is incorporated by reference herein.

                                       LIBERATION INVESTMENTS

                                       October 25, 2006

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